Mail Stop 7010

      March 10, 2006


Dr. Jose Luis Guerrero
The ICA Corporation
Mineria No. 145
Edificio Central
11800 Mexico City
Mexico

	RE:	The ICA Corporation
      Form 20-F/ A
		Filed July 28, 2005
      File # 1-11080


Dear Mr. Guerrero:

      We have completed our review of your Form 20-F and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Tricia Armelin, Staff Accountant, at
(202) 551-3747 or, in her absence, to the undersigned at (202)
551-
3768.



                                                Sincerely,



							John Cash
								Accounting Branch Chief
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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE